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EXHIBIT 16.1





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 22, 2002

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 22, 2002, of Renaissance Media Group LLC, Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,





/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP